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                                                                      EXHIBIT 11

                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                      1998             1997             1996             1995             1994
                                   ----------       ----------       ----------       ----------       ----------
Weighted average number of
shares outstanding                  4,262,686        4,368,727        4,367,727        4,367,727        4,367,577

Add common stock equivalents           22,536           14,222            5,396           21,904           27,053
                                   ----------       ----------       ----------       ----------       ----------
Adjusted weighted average
shares outstanding                  4,285,222        4,382,949        4,373,123        4,389,631        4,394,630
                                   ==========       ==========       ==========       ==========       ==========
Net Income:                        $2,038,000       $1,639,000       $1,014,000       $  512,000       $1,254,000
                                   ==========       ==========       ==========       ==========       ==========
Earnings per share:
 Basic:                            $      .48       $      .38       $      .23       $      .12       $      .29
                                   ==========       ==========       ==========       ==========       ==========
 Diluted:                          $      .48       $      .37       $      .23       $      .12       $      .29
                                   ==========       ==========       ==========       ==========       ==========

         Earnings per common and common equivalent shares are based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Stock options have been considered to be the equivalent of common stock. Shares issuable upon exercise of stock options, to the extent appropriate, have been added to the average common shares actually outstanding for purposes of this computation, and shares assumed to be purchased at the average market price during the respective periods, with proceeds from the exercise of such options, have been deducted from the average shares outstanding.


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